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                                                                       EXHIBIT 4
                             RESTRICTED STOCK GRANT
                          PURSUANT TO THE TERMS OF THE
              LYONDELL PETROCHEMICAL COMPANY RESTRICTED STOCK PLAN


     1. GRANT OF RESTRICTED SHARES. Lyondell Petrochemical Company, a Delaware corporation ("Company"), hereby grants, effective as of ________________, 199_, to _____________________ ("Participant") all rights, title and interest in the record and beneficial ownership of _____ shares (the "Restricted Shares") of common stock, $1.00 par value per share, of Company ("Company Stock") subject to the conditions described in Paragraphs 4 and 5 as well as the other provisions of this grant of Restricted Stock (the "Restricted Stock Grant"). The Restricted Shares are granted pursuant to the Lyondell Petrochemical Company Restricted Stock Plan (as amended and in effect from time to time, the "Plan") and are subject to the provisions of the Plan, which is hereby incorporated herein and is made a part hereof, as well as the provisions of this document. This Restricted Stock Grant was made in connection with awards made to each Participant pursuant to the Company's Value Share Plan for executive officers or the Management Value Share Plan and carry with them the right to deferred cash awards as provided in such compensation plans. By acceptance of this Restricted Stock Grant, Participant agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan as implemented by this Restricted Stock Grant. All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided. All references to specified paragraphs pertain to paragraphs of this Restricted Stock Grant unless otherwise specifically provided.

     2. CUSTODY OF RESTRICTED SHARES. Upon satisfaction of the vesting conditions set forth in Paragraph 4 or the occurrence of any of the events contemplated by Paragraph 5(b) or 5(c), Company shall issue and deliver to Participant a certificate or certificates for such number of Restricted Shares as are required to be issued and delivered under this Restricted Stock Grant unless Participant elects to hold such shares on an uncertificated basis through the Company's stock transfer agent or such other agent as the Company may from time to time designate. Prior to the satisfaction of such vesting conditions or the occurrence of such events, the Restricted Shares may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of, and shall be held in custody by the Company until such time as the restrictions on their transfer have lapsed.

     3. RISK OF FORFEITURE. Subject to Paragraphs 5(b) and 5(c), should Participant's employment with Company and any Subsidiaries terminate prior to any of the vesting dates set forth in Paragraph 4, Participant shall forfeit the right to receive the Restricted

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Shares that would otherwise have vested on such dates.

     4. VESTING DATES. Subject to Paragraph 5, the total number of Restricted Shares subject to this Restricted Stock Grant shall vest in increments as follows: ______________ shares on _____________________, 199__; _____________
shares on ___________________, 199__; and ____________ shares on
__________________, 199__.

     5. TERMINATION OF EMPLOYMENT. Voluntary or involuntary termination of employment, Retirement, Death or Disability of Participant, or occurrence of a Change of Control, shall affect Participant's rights under this Restricted Stock Grant as follows:

          (a) VOLUNTARY OR INVOLUNTARY TERMINATION. If Participant's employment is terminated other than by reason of Retirement, Death or Disability, then Participant shall forfeit the right to receive all Restricted Shares that have not vested previously pursuant to Paragraph 4, unless the Committee takes action that any or all of Participant's Restricted Shares shall not be forfeited.

          (b) CHANGE OF CONTROL. If a Change of Control, as defined in the Plan, occurs, all restrictions (other than those described in Paragraph 9) applicable to such Restricted Shares shall immediately terminate, such Restricted Shares shall be fully vested and Company shall release or direct the release of the shares it holds for the Participant's account and issue and deliver a certificate or certificates for all Restricted Shares to the Participant.

          (c) RETIREMENT, DEATH OR DISABILITY. If Participant's employment is terminated by Retirement, Death or Disability, as defined by the Plan, then immediately all nonvested Restricted Shares shall fully vest, all restrictions (other than described in Paragraph 9) applicable to Restricted Shares shall terminate and Company shall release shares it holds for the Participant's account and issue and deliver to Participant a certificate or certificates for all Restricted Shares.

     A termination of employment does not include (1) a Participant's transfer from employment by the Company to employment by the Atlantic Richfield Company, LYONDELL-CITGO Refining Company Ltd. or an entity substantially owned or controlled by the Company (an "Affiliate"), or (2) a Participant's transfer from employment by an Affiliate to employment by the Company.

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     6.   OWNERSHIP RIGHTS.  Subject to the restrictions set forth herein and subject to Paragraph 8, Participant is entitled to all voting and ownership rights applicable to the Restricted Shares, including the right to receive any cash dividends that may be paid on Restricted Shares, whether or not vested.

     7. REORGANIZATION OF COMPANY AND SUBSIDIARIES. The existence of the restricted Stock Grant shall not affect in any way the right or power of Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Company's capital structure or its business, or any merger or consolidation of Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Shares or the rights thereof, or the dissolution or liquidation of Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     8. RECAPITALIZATION EVENTS. In the event of recapitalizations, stock splits, stock dividends, combinations or exchanges of shares, mergers, consolidations, rights offerings, separations, reorganizations, liquidations and similar transactions or events involving Company ("Recapitalization Events"), then for all purposes references herein to Company Stock or to Restricted Shares shall mean and include all securities or other property (other than cash) that Participants may be entitled to receive in respect of Company Stock as determined by the Committee in the exercise of its right under the Plan to make equitable adjustments in the event of such Recapitalization Events, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Restricted Shares.

     9. CERTAIN RESTRICTIONS. By accepting the Restricted Stock Grant, Participant agrees that if at the time of delivery of certificates for Restricted Shares issued hereunder any sale of such Restricted Shares of Company Stock is not covered by an effective registration statement filed under the Securities Act of 1933 (the "Act"), Participant will acquire the Restricted Shares for Participant's own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition Participant will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with the Act or any other securities law or with this document.

     10. AMENDMENT AND TERMINATION. No amendment of this Restricted Stock Grant shall be made by the Board or the Committee at any time without the written consent of Participant.

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     11.  INTERPRETATION.  The Committee has the authority and discretion to interpret any provision of the Plan and to determine any questions regarding this Restricted Stock Grant. All determinations or interpretations of the Committee shall be final, conclusive and binding on the Participant and the Company.

     12. NO GUARANTEE OF EMPLOYMENT. This Restricted Stock Grant shall not confer upon Participant any right with respect to continuance of employment or other service with Company or any Subsidiary, nor shall it interfere in any way with any right Company or any Subsidiary would otherwise have to terminate such Participant's employment or other service at any time.

     13. WITHHOLDING OF TAXES. The Company shall have the right to take such action as may be necessary or appropriate to satisfy any tax withholding obligations.

     14.  NO GUARANTEE OF TAX CONSEQUENCES.   Neither the Company nor any
Subsidiary nor the Committee makes any commitment or guarantee that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Restricted Stock Grant.

     15. SEVERABILITY. In the event that any provision of this Restricted Stock Grant shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Restricted Stock Grant and this Restricted Stock Grant shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

     16. GOVERNING LAW. This Restricted Stock Grant shall be construed in accordance with the laws of the State of Texas to the extent federal law does not supersede and preempt Texas law.

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                                             LYONDELL PETROCHEMICAL COMPANY

                                             By Order of the Compensation
                                             Committee of the Board of Directors



                                             By:________________________________
                                             Printed Name:______________________
                                             Title:_____________________________





                                 ACKNOWLEDGMENT


     The undersigned, _________________________, grantee of the award of Restricted Shares pursuant to this Agreement, hereby acknowledges receipt of a copy of this Agreement and understands that his rights in respect of the Restricted Shares may be forfeited as provided in this Agreement.

     Dated ________________________, 199__.



                                                  PARTICIPANT

                                                  ______________________________
                                                  Printed Name:_________________


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     As the Restricted Shares vest, Participant is entitled to receive a certificate representing such vested shares. Alternatively, Participant may elect to hold such shares on an uncertificated basis through the Company's stock transfer agent. UNCERTIFICATED SHARES ARE FULLY TRANSFERRABLE AND CARRY THE SAME RIGHTS OF OWNERSHIP AS CERTIFICATED SHARES. Please elect one of the two options listed below with respect to the shares subject to this grant.

____________   I hereby elect to hold my vested shares on an uncertificated basis through the Company's stock transfer agent. I understand that I am entitled to quarterly statements of my account status, to receive dividends and all other relevant tax and other reports with respect to such shares and to request a certificate or certificates evidencing the shares.

____________   I hereby elect to receive certificates evidencing
               my vested shares.


                                                  PARTICIPANT



                                                  ____________________________
                                                  Printed Name:_______________

If Participant fails to elect one of the alternatives, the shares will held for Participant on an uncertificated basis.

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